Securities and Exchange Commission
450 Fifth Avenue NW
Washington DC 20549

SCHEDULE 13G

(Under the Securities Exchange Act of 1934)
(Amendment No. 1)*


CONGOLEUM CORP.
-----------------------------------------------------------------------
(Name of Issuer)


COMMON STOCK/CLASS A
-----------------------------------------------------------------------
(Title of Class of Securities)


207195108
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(Cusip Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

[Continued on the following page(s)]

Page 1 of 4 Pages

CUSIP No.   207195108                  Page 2 of 4 Pages
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1.	Name of reporting person
	S.S. or I.R.S. identification no. of above person

        Babson Enterprise Fund, Inc.
        43-1301897
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2.	Check the appropriate box if a member of a group's
        (a) [   ]
        (b) [ X ]
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3.	SEC use only
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4.	Citizenship or place of organization

        Maryland

                        5.      Sole Voting Power

                                279,800
                        -----------------------------------------------
        Number of
        shares          6.      Shared Voting Power
	beneficially
        owned by                None
        each            -----------------------------------------------
	Reporting	7.	Sole Dispositive Power
	person
        with                    279,800
                        -----------------------------------------------

8.	Shared Dispositive Power
        None
        ---------------------------------------------------------------

9.	Aggregate amount beneficially owned by each reporting person
        279,800
        ---------------------------------------------------------------

10.	Check if the aggregate amount in row (9) excludes certain shares*
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11.	Percent of class represented by amount in row 9
        6.53%
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12.	Type of Reporting person
        IV

Page 3 of 4 Pages                      Cusip #:  207195108

SCHEDULE 13G
ITEM 1 (A): NAME OF ISSUER;

        Congoleum Corp.

1(B):   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

        Suite 211
        3705 Quakerbridge Road
        Mercerville, NJ 08619-0127

ITEM 2(A):  NAME OF PERSON FILING:

        Babson Enterprise Fund, Inc. (the "Fund")

ITEM 2(B):  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

        Babson Enterprise Fund, Inc.
        BMA Tower - 12th Floor
        700 Karnes Blvd.
        Kansas City, MO 64108-3306

ITEM 2(C):  CITIZENSHIP:

	See Item 4 of Cover Page

ITEM 2(D):  TITLE OF CLASS OF SECURITIES:

	See Cover Page

ITEM 2(E):  CUSIP NUMBER:

	See Cover Page

ITEM 3:	TYPE OF REPORTING PERSON:

	See Item 12 of Cover Page

ITEM 4:	OWNERSHIP

(a)     AMOUNT BENEFICIALLY OWNED:

        Babson Enterprise Fund, in its capacity as an investment company, may be deemed the beneficial owner of 279,800 shares of common stock of the Issuer, the shares of which are owned by shareholders of the Fund.

(b)     PERCENT OF CLASS:  6.53%

(c)	For information on voting and dispositive power with respect to the above listed shares, see Items 5 - 8 of Cover Page.

Page 4 of 4 Pages                      Cusip #:  207195108


ITEM 5:	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

	Not Applicable

ITEM 6:	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF
        OF ANOTHER PERSON:

        Not Applicable.

ITEM 7:	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
	ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
	HOLDING COMPANY:

        Not Applicable

ITEM 8:	IDENTIFICATION AND CLASSIFICAITON OF MEMBERS OF THE GROUP:

        Not Applicable

ITEM 9:	NOTICE OF DISSOLUTION OF GROUP:

        Not Applicable

ITEM 12:  	CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                Date:           January 22, 1999
                Signature:      /s/Martin A. Cramer
                Name/Title:     Martin A. Cramer
                                Vice President
                                Babson Enterprise Fund, Inc.